Exhibit 99.1

Hologic Completes Divestiture of Cynosure Medical Aesthetics Business

MARLBOROUGH, Mass., December 30, 2019 -- Hologic, Inc. (Nasdaq: HOLX) announced today that it has completed the previously announced divestiture of its Cynosure medical aesthetics business to an affiliate of investment funds managed by Clayton, Dubilier & Rice for a total purchase price of $205 million in cash, less certain closing adjustments. Net of these adjustments, Hologic received net cash proceeds at closing of approximately $142 million. The net cash proceeds received by Hologic at closing are based on current estimates of net working capital and other items and the purchase price remains subject to adjustment upon finalization pursuant to the terms of the purchase and sale agreement.

About Hologic, Inc.

Hologic, Inc. is an innovative medical technology company primarily focused on improving women’s health and well-being through early detection and treatment. For more information on Hologic, visit www.hologic.com.

Hologic, The Science of Sure, and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Contact:

Michael Watts
Vice President, Investor Relations and Corporate Communications
(858) 410-8588
michael.watts@hologic.com

Source: Hologic, Inc.